Filed pursuant to Rule 424(b)(5)
                          Registration Statement File Nos. 33-49533 and 33-50631


                              SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 8, 1997 PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated December 8, 1997)


                                  $175,000,000

                  New England Telephone and Telegraph Company
                       d/b/a Bell Atlantic -- New England
          % MandatOry Par Put Remarketed Securities(SM) ("MOPPRS(SM)")
                              due         , 2012
                                  ----------
     The annual interest rate on the % MandatOry Par Put Remarketed
Securities(SM) ("MOPPRS(SM)") due          , 2012 of New England Telephone and
Telegraph Company (the "Company") to , 2002 is %. The MOPPRS are subject to
mandatory tender on          , 2002 (the "Remarketing Date"). If Merrill Lynch,
Pierce, Fenner & Smith Incorporated, as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of the MOPPRS--Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the entire principal amount of the MOPPRS from the Beneficial Owners (as defined herein) thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the MOPPRS--Repurchase."

     Interest on the MOPPRS is payable semi-annually on          and
of each year, commencing , 1998. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption by the Company prior to the Stated Maturity Date.

     Ownership of the MOPPRS will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the MOPPRS will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The actual purchasers of the MOPPRS ("Beneficial Owners") will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the MOPPRS will be made in immediately available funds. The secondary market trading activity in the MOPPRS will therefore settle in immediately available funds. All payments of principal and interest on the MOPPRS will be made by the Company in immediately available funds so long as the MOPPRS are maintained in book-entry form. Beneficial interests in the
MOPPRS may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.
                                  ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------
     The MOPPRS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the Underwriter at the time of each sale. The net proceeds to the Company will be
    % of the principal amount of the MOPPRS sold and the aggregate proceeds
will be $   ,000,000, plus accrued interest, if any, from          , 1997. For
further information with respect to the plan of distribution, see
"Underwriting."
                                  ----------
     The MOPPRS are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the MOPPRS will be made through the book-entry facilities of DTC on or about , 1997.
                                  ----------
                               Merrill Lynch & Co.
                                  ----------
         The date of this Prospectus Supplement is            , 1997.
----------
     "MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE MOPPRS. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF MOPPRS TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                ----------------
                                 USE OF PROCEEDS

     The Company will apply the proceeds from the sale of the MOPPRS to repay all or a portion of the $175,000,000 aggregate principal amount of the Company's 61/4% Notes due December 15, 1997 and/or advances from affiliates of the Company, and/or for general corporate purposes.


                            DESCRIPTION OF THE MOPPRS


General

     The MOPPRS are to be issued as a series of debt securities under the Indenture, dated as of October 1, 1992 (the "Indenture"), between the Company and State Street Bank and Trust Company, as successor trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The following description of the terms of the MOPPRS supplements and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Securities (as defined in the Indenture) set forth in the accompanying Prospectus, to which description reference is hereby made.

     The MOPPRS will mature on           , 2012 (the "Stated Maturity Date").

     The MOPPRS will be limited to $175,000,000 aggregate principal amount and will be issuable only in registered form. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption prior to the Stated Maturity Date at the option of the Company. See "Redemption" below.

     The MOPPRS will bear interest at the annual interest rate of % per annum to , 2002 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein, (i) the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See "Tender of MOPPRS; Remarketing" below.

     Under the circumstances described below, the MOPPRS are subject to redemption by the Company from the Remarketing Dealer on the Remarketing Date. See "Redemption" below. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See "Repurchase" below.

     The MOPPRS will bear interest from , 1997, payable semi-annually on and of each year (each, an "Interest Payment Date"), commencing , 1998, to the persons in whose name the MOPPRS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     The MOPPRS will be issued in denominations of $1,000 and integral multiples thereof.


Tender of MOPPRS; Remarketing

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Repurchase" or "Redemption" below. The purchase price of such tendered MOPPRS will be equal to 100% of the principal amount thereof. See "Notification of Results; Settlement." When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered MOPPRS on the Remarketing Date, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See "Repurchase" below.

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of % (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" shall be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date that is the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date that is the Stated Maturity Date and
(iii) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Company and the Trustee.

     "Dollar Price" means, with respect to the MOPPRS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" means each of CS First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company in The City of New York (a "Primary Corporate Dealer"), the Remarketing Dealer shall substitute therefor another Primary Corporate Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or
(b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., on the Determination Date.

     "Reference Treasury Dealer" means each of CS First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     Notification of Results; Settlement. Provided the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

     All of the tendered MOPPRS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     The Remarketing Dealer will make or cause the Trustee to make payment to the DTC participant (each, a "Participant") of each tendering Beneficial Owner of MOPPRS, by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of the purchase price for tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. The purchase price of such tendered MOPPRS will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the MOPPRS, as described below under "Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited and the MOPPRS delivered by book entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of MOPPRS in certificated form. In addition, the Remarketing Dealer may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as DTC's nominee holds the certificates representing any MOPPRS in the book entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing. In addition, under the terms of the MOPPRS and the Remarketing Agreement (as defined below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the MOPPRS in book-entry form and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "Description of Securities-- Global Securities" in the accompanying Prospectus and "Book-Entry System" below.

     The Remarketing Dealer. On or prior to the date of original issuance of the MOPPRS, the Company and the Remarketing Dealer will enter into a Remarketing Agreement (the "Remarketing Agreement").

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from tendering Beneficial Owners of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement that are customary in the Company's public offerings, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that are also customary in the Company's public securities offerings.

     No Beneficial Owner of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 business days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.


Repurchase

     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or (v) the Remarketing

     Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Company will repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Company to the Participant of each tendering Beneficial Owner of MOPPRS, by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.


Redemption

     If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "Tender of MOPPRS; Remarketing" and "Repurchase" and to the Company's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.


Book-Entry System

     The MOPPRS will be issued in the form of a fully registered global security that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

     Payments of principal of, premium, if any, and interest on the MOPPRS will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent under the Indenture, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may decide to discontinue providing its services as securities depository with respect to the MOPPRS at any time by giving notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, MOPPRS certificates are required to be printed and delivered.

     Neither the Company, the Trustee, any Paying Agent nor any Registrar for the MOPPRS will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, MOPPRS represented in global form, or for maintaining, supervising or receiving any records relating to such beneficial ownership interests maintained by DTC.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the MOPPRS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers who hold MOPPRS as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding MOPPRS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the federal income tax consequences of the MOPPRS until the Remarketing Date. Persons considering the purchase of MOPPRS should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MOPPRS arising under the laws of any other taxing jurisdiction.


     As used herein, the term "U.S. Holder" means a beneficial owner of a MOPPRS that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a MOPPRS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a MOPPRS that is not a U.S. Holder.


     The United States federal income tax treatment of debt obligations such as the MOPPRS is not entirely certain. Because the MOPPRS are subject to mandatory tender on the Remarketing Date, the Company intends to treat the MOPPRS as maturing on the Remarketing Date for United States federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the MOPPRS. Based on such treatment, stated interest on the MOPPRS generally will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or received (in accordance with the U.S. Holder's regular method of tax accounting).


     Under the foregoing treatment, upon the sale, exchange or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized by such U.S. Holder on the sale, exchange or retirement of the MOPPRS (except to the extent that such amount realized represents accrued and unpaid interest that such U.S. Holder has not included in gross income previously) and such U.S. Holder's adjusted tax basis in the MOPPRS. Such gain or loss will generally be long-term capital gain or loss if the MOPPRS were held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. U.S. Holders should consult their own tax advisors regarding the capital gains rate applicable to them. The deductibility of capital losses is subject to limitations.


     There can be no assurance, however, that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the MOPPRS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date and to treat the issue price of the MOPPRS as including the value of the mandatory tender right. Because of the remarketing, if the MOPPRS were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations would appear to be applicable. The effect of such Treasury regulations would be to (i) require U.S. Holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the MOPPRS;
(ii) result in the possibility that U.S. Holders would be required to accrue income in excess of actual cash payments received; and (iii) generally result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or retirement of the MOPPRS.


Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Treasury regulations applicable to contingent payment debt obligations, if any) on a MOPPRS, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the MOPPRS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MOPPRS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the Beneficial Owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a MOPPRS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The MOPPRS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the MOPPRS would have been effectively connected with the conduct by such individual of a trade or business in the United States.


Backup Withholding

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the MOPPRS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MOPPRS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a MOPPRS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a Beneficial Owner generally would be allowed as a refund or a credit against such Beneficial Owner's United States federal income tax provided the required information is furnished to the IRS.


New Withholding Regulations

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Company and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-In-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Company or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of MOPPRS could be deemed to be a direct or indirect violation of the prohibited transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions (such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"). Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MOPPRS, a Plan should determine whether the Company or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS, each Plan fiduciary contemplating such an investment should consult with its legal advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the purchase, holding or sale of MOPPRS would constitute a direct or indirect transaction with any Party-in-Interest or Disqualified Person with respect to the Plan; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS is prudent and appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the entire principal amount of the MOPPRS at a price equal to % of the principal amount thereof.

     In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the MOPPRS offered hereby if any MOPPRS are purchased. The Underwriter has advised the Company that the Underwriter proposes to offer the MOPPRS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriter may effect such transactions by selling MOPPRS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of MOPPRS for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the MOPPRS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the MOPPRS by them may be deemed to be underwriting compensation.

     The MOPPRS are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that the Underwriter intends to make a market in the MOPPRS, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MOPPRS.

     The Underwriter is permitted to engage in certain transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriter in connection with the offering. If the Underwriter creates a short position in the MOPPRS in connection with the offering, i.e., if it sells MOPPRS in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing MOPPRS in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MOPPRS. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The settlement date for the purchase of the MOPPRS will be , 1997, as agreed upon by the Company and the Underwriter pursuant to Rule 15c6-1 under the Exchange Act.

     In the ordinary course of business, the Underwriter and its affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates.

     The Company has agreed to indemnify the Underwriter and certain other persons against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

P R O S P E C T U S


                                  $500,000,000

                  New England Telephone and Telegraph Company

                                 Debt Securities

     New England Telephone and Telegraph Company ("Company") may offer from time to time in one or more series up to $500,000,000 aggregate principal amount of its debt securities ("Securities"), on terms to be determined at the time Securities are offered for sale. Securities may be offered for sale directly to purchasers and may also be offered through underwriters, dealers or agents.

     The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, interest rate (or manner of calculation thereof) and time of payment of interest, if any, any redemption terms, the initial public offering price, the net proceeds to the Company from the sale of the Securities, the names of any underwriters or agents, any compensation to such underwriters or agents and any other specific terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

     The Securities may be issued in registered form or bearer form. In addition, all or a portion of the Securities of a series may be issued in global form. Subject to certain exceptions, Securities in bearer form will not be offered, sold or delivered to persons within the United States or to United States persons. See "Limitations on Issuance of Bearer Securities."

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                               ----------------
December 8, 1997

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or in the Prospectus Supplement in connection with the offer made by this Prospectus or the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any Securities other than those to which they relate. The delivery of this Prospectus or the Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

                               ----------------
                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site (http: //www.sec.gov) that contains reports and other information regarding the Company.

     The Company has filed with the SEC Registration Statements on Form S-3 (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), covering the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted from the Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statements.

                               ----------------
                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the SEC (File No. 1-1150) and are hereby incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

     (3) The Company's Current Reports on Form 8-K, date of reports August 14 and December 5, 1997.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person to whom this Prospectus is delivered from the Director--External Reporting, Bell Atlantic Corporation, 31st Floor, 1717 Arch Street, Philadelphia, PA 19103 (telephone number 215-963-6360).

                                   THE COMPANY

     The Company is engaged in the business of providing telecommunications services in Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. Since January 1, 1984, the Company has been a wholly-owned subsidiary of NYNEX Corporation ("NYNEX"), one of the seven regional holding companies formed by American Telephone and Telegraph Company ("AT&T") in connection with the court-ordered divestiture (the "Divestiture") by AT&T of certain portions of its 22 wholly-owned operating telephone companies. Prior to the Divestiture on January 1, 1984, the Company was an associated company of the Bell System and a wholly-owned subsidiary of AT&T.

     As a result of the merger of NYNEX and Bell Atlantic Corporation ("Bell Atlantic") on August 14, 1997, the Company became an indirect wholly owned subsidiary of Bell Atlantic. Bell Atlantic, another of the original seven holding companies formed by AT&T in connection with the Divestiture, is a diversified telecommunications company operating in the region stretching from Maine to Virginia. In addition to its operating telephone subsidiaries, Bell Atlantic provides domestic wireless service in 25 states and has international wireless and other telecommunications company investments.

     The Company, incorporated in 1883 under the laws of the State of New York, has its principal executive offices at 125 High Street, Boston, Massachusetts 02110 (telephone number 617 743-9800).

                                 USE OF PROCEEDS

     The Company intends to apply the proceeds from the sale of the Securities to repay short-term and/or long-term debt, to refinance outstanding long-term debt and/or for general corporate purposes. If market conditions are such that the Company determines it is in its best interests to refinance long-term debt, the Company would consider redeeming, repurchasing or refinancing, in whole or in part, one or more outstanding issues identified in the Prospectus Supplement relating to the particular series of Securities being offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:


                          Years Ended December 31,
                 -----------------------------------------
 Nine Months
    Ended
 September 30,
     1997        1996     1995     1994     1993     1992
--------------   ------   ------   ------   ------   -----
     6.05        6.86     5.59     4.97     1.64     4.31

     For the purpose of this ratio: (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to income before the provision for income taxes, extraordinary item and cumulative effect of change in accounting principle; and (ii) fixed charges are comprised of interest expense, the estimated interest portion of rentals and interest capitalized on construction.

                            DESCRIPTION OF SECURITIES

     The following describes certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.

     The Securities are to be issued under an Indenture dated as of October 1, 1992 ("Indenture"), from the Company to State Street Bank and Trust Company, successor Trustee ("Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

     The Indenture does not limit the amount of Securities which can be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Securities being offered hereby: (i) the title of the Securities of the series; (ii) any limit upon the aggregate principal amount of the Securities of the series; (iii) the date or dates (or manner of determining the same) on which the principal of the Securities of the series will mature;
(iv) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable (or manner of determining the same), and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Securities of the series will be issuable in registered form ("registered Securities") or bearer form ("bearer Securities") or both, and whether and the terms upon which bearer Securities will be exchangeable for registered Securities and vice versa; (ix) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Security or must pay such additional amounts in respect of any Security; (x) whether the Securities of the series will be issued in whole or in part in the form of a temporary or permanent global Security or Securities and, in such case, the depositary therefor; (xi) any other terms of the Securities (which terms shall not be inconsistent with the provisions of the Indenture), including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. (Sections 2.01. and 2.02.) To the extent not described herein, principal, premium, if any, and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

     Each series of Securities will constitute unsecured indebtedness of the Company and will rank on a parity with the Company's other unsecured indebtedness.

     Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences applicable to any such Securities will be described in the Prospectus Supplement relating thereto.

Denominations, Registration of Transfer and Exchange

     Unless otherwise indicated in the Prospectus Supplement, the Securities will be issuable in denominations of $1,000 and integral multiples thereof. Securities of a series may be issuable in whole or in part in the form of one or more global Securities, as described below under "Global Securities". One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Securities of the series to be represented by such global Security or Securities. If so provided with respect to a series of Securities, Securities of such series will be issuable solely as bearer Securities with coupons attached or as both registered Securities and bearer Securities.

     In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A bearer Security in definitive form (including interests in a permanent global Security) may be delivered only if the person entitled to receive such bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations thereunder) or
(iii) is a financial institution purchasing for resale during the restricted period which certifies that it has not acquired such bearer Security for purposes of resale to a United States person or to a person within the United States. (Section 2.03.(d)) See "Global Securities--Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities". Bearer Securities and the coupons related thereto will be transferable by delivery. (Section 2.12.(e))

     Registered Securities of any series (other than a global Security) may be exchanged for other registered Securities of that series, of any authorized denominations and in a like aggregate principal amount having identical terms. In addition, if Securities of any series are issuable as both registered Securities and as bearer Securities, at the option of the holder, and subject to the terms of the Indenture, bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series may be exchanged for registered Securities of that series of any authorized denominations and of a like aggregate principal amount having identical terms. Unless otherwise indicated in an applicable Prospectus Supplement, any bearer Security surrendered in exchange for a registered Security between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered Security issued in exchange for such bearer Security but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. (Section 2.12.(b)) Except as provided in an applicable Prospectus Supplement, bearer Securities will not be issued in exchange for registered Securities.

     Securities may be presented for exchange as provided above, and registered Securities (other than a global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the registrar or at the office of any co-registrar appointed by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. (Sections 2.04. and 2.12.(c)) Such transfer or exchange will be effected upon the registrar or co-registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as registrar under the Indenture. If a Prospectus Supplement refers to any co-registrars (in addition to the registrar) initially appointed by the Company with respect to any series of Securities, the Company may at any time terminate the appointment of any such co-registrar, except that, if Securities of a series are issuable only as registered Securities, the Company will be required to maintain a registrar for such series. The Company may at any time designate additional co-registrars with respect to any series of Securities. (Section 2.04.)

     Neither the Company nor the registrar shall be required (i) to issue, register the transfer of or exchange Securities of any series for the period of 15 days immediately preceding the selection of any such Securities to be redeemed or (ii) to register the transfer of or exchange Securities of any series selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part. (Section 2.12.(d))

Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of (i) principal of (and premium, if any, on) registered Securities will be paid only against presentation and surrender thereof at the office of the paying agent (as defined below) in New York, New York, or, at the option of the holder, at the corporate trust office of the Trustee unless the Company shall have otherwise instructed the Trustee and (ii) interest, if any, on registered Securities (other than a global Security) may be paid on the interest payment date for such Securities to the holder thereof at the close of business on the relevant record date specified in the Securities by check mailed to such holder's address as it appears on the register for such Securities. (Section 2.05.(b))

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of (i) principal of (and premium, if any, on) bearer Securities will be paid only against presentation and surrender thereof, (ii) interest, if any, on bearer Securities will be paid only against presentation and surrender of the coupons for such interest installments as are evidenced thereby as they mature and (iii) original issue discount (as defined in the Code), if any, on bearer Securities will be paid only against presentation and surrender of such Securities (and in either case, (ii) or (iii), at the office of the paying agent located outside of the United States, unless the Company shall have otherwise instructed the Trustee in writing). If at the time that payment of principal of (and premium, if any, on), interest, if any, or original issue discount, if any, on a bearer Security or coupon shall become due, the payment so payable at the office or offices of all paying agents outside the United States is illegal or effectively precluded because of the imposition of exchange controls or other similar restrictions on the payment of such amount in United States currency, then the Company may instruct the Trustee to make such payments at the office of the paying agent located in the United States. (Section 2.05.(c)) No payment of interest on a bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the delivery by the Company of the bearer Security in definitive form (including interests in a permanent global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration of Transfer and Exchange" is provided to the Trustee. (Section 2.08.)

     The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Securities which are issuable solely as registered Securities may be presented for payment ("paying agent"). With respect to any series of Securities issued in whole or in part as bearer Securities, the Company shall maintain one or more paying agents located outside the United States and shall maintain such paying agents for a period of two years after the principal of such bearer Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities (or coupons appertaining thereto) may be presented for payment. The Company may appoint one or more additional paying agents and may terminate the appointment of any paying agent at any time upon written notice. The Company initially appoints the Trustee as paying agent. (Section 2.04.)

Global Securities

     The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with or on behalf of a depositary identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 2.01.)

     The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a global Security in registered form to be deposited with or on behalf of a depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a global Security in registered form, the depositary for such global Security will credit the respective principal amounts of the Securities represented by such global Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Security. Ownership of beneficial interests in global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Security.

     So long as the depositary for a global Security in registered form, or its nominee, is the registered owner of such global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global Securities will not be entitled to have Securities of the series represented by such global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, premium, if any, and any interest on Securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global Security. None of the Company, the Trustee, any paying agent or the registrar for such Securities shall owe any duty or obligation to any beneficial owner of any Security or have any responsibility or liability for any aspect of the records or notices relating to or payments made on account of beneficial ownership interests in a global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.07.(c))

     The Company expects that the depositary for a permanent global Security in registered form, upon receipt of any payment of principal, premium or interest in respect of a permanent global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with Securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     A global Security in registered form may not be transferred except as a whole by the depositary for such global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a depositary for a permanent global Security in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Securities in definitive registered form in exchange for the global Security or Securities representing such Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more global Securities and, in such event, will issue Securities in definitive form in exchange for all of the global Securities representing such Securities. Further, if the Company so specifies with respect to the Securities of a series, an owner of a beneficial interest in a global Security representing Securities of such series may, on terms acceptable to the Company and the depositary for such global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such global Security equal in principal amount to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered Securities). Securities of such series so issued in definitive form will be issued as either registered or bearer Securities if the Securities of such series are issuable in either form. (Section 2.12.) See, however, "Limitation on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a bearer Security in definitive form in exchange for an interest in a global Security.

     Bearer Debt Securities. If so specified in an applicable Prospectus Supplement, pending the availability of a permanent global Security, all or any portion of the Securities of a series which may be issuable as bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be delivered to a depositary designated in the applicable Prospectus Supplement, for the benefit of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euro-clear System ("Euro-clear") and Centrale de Livraison de Valeurs Mobilieres, S.A. ("CEDEL, S.A.") and for credit to the designated accounts.

     The interests of the beneficial owner or owners in a temporary global Security in bearer form will be exchangeable for definitive Securities (including interests in a permanent global Security in bearer form), representing Securities having the same interest rate and stated maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration of Transfer and Exchange" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Security represented by a temporary global Security in bearer form or a permanent global Security in bearer form may, on or after the applicable exchange date and upon 30 days' written notice to the Trustee or the global exchange agent given through Euro-clear or CEDEL, S.A., exchange its interest for definitive bearer Securities or, if specified in an applicable Prospectus Supplement, definitive registered Securities of any authorized denomination. No bearer Security delivered in exchange for a portion of a temporary global Security or a permanent global Security shall be mailed or otherwise delivered to any location in the United States. (Section 2.08.)

     Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Security in bearer form payable in respect of an interest payment date occurring prior to the applicable exchange date will be paid to each of Euro-clear and CEDEL, S.A. with respect to the portion of the temporary global Security in bearer form held for its account, but only upon receipt by the Trustee or the global exchange agent in each case of written certification, in the form and to the effect described under "Denominations, Registration of Transfer and Exchange". Each of Euro-clear and CEDEL, S.A. will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security in bearer form to the respective accounts for which it holds such temporary global Security in bearer form as of the relevant interest payment date.

Negative Pledge Covenants

     If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company from mortgaging, pledging or subjecting to any lien any property or assets, whether or not acquired from the Company. (Section 4.02.)

Amendment and Waiver

     Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time of payment of interest on any Security; (iii) change the principal of or change the fixed maturity of any Security; (iv) waive a default in the payment of the principal of or interest on any Security; (v) make any Security payable in money other than that stated in the Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to make any change that does not adversely affect the rights of any Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities; or (vi) to add to rights of Securityholders. (Section 9.01.)

Successor Entity

     The Company may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a corporation and assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture. Thereafter all such obligations of the Company terminate. (Section 5.01.)

Events of Default

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the principal of any Security of such series; (iii) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

     Securityholders may not enforce the Indenture or the Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. (Section 6.06.) Subject to certain limitations, holders of a majority in principal amount of the Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

Concerning The Trustee

     The Company maintains banking relationships in the ordinary course of business with the Trustee and certain of its affiliates. The Trustee also serves as trustee for the Company's 6-1/4% Notes, due December 15, 1997, Five Year 5.05% Notes, due October 1, 1998, Thirty-Eight Year 4-5/8% Debentures, due April 1, 1999, Forty Year 4-1/2% Debentures, due July 1, 2002, Ten Year 6-1/4% Notes, due March 15, 2003, Forty Year 4-5/8% Debentures, due July 1, 2005, and Thirty Year 6-7/8% Debentures, due October 1, 2023.

                 LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax laws and regulations, bearer Securities may not be offered or sold during the restricted period (as defined under "Description of Securities--Denominations, Registration of Transfer and Exchange"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to a United States person (each as defined below), except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the United States Treasury Regulations (the "D Rules"). Any underwriters, agents and dealers participating in the offering of Securities must agree not to offer or sell bearer Securities in the United States or to United States persons, except to the extent permitted under the D Rules, nor deliver bearer Securities within the United States.

     Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The sections referred to in such legend provide that a United States person, with certain exceptions, will not be entitled to deduct any loss on bearer Securities and must treat as ordinary income any gain realized on a sale or other disposition of bearer Securities.

     Purchasers of bearer Securities may be affected by certain limitations under United States tax laws. See "United States Taxation--Backup Withholding".

     As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

                             UNITED STATES TAXATION


     THE DISCUSSION SET FORTH BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES APPLICABLE TO THE OWNERSHIP OF SECURITIES BY UNITED STATES ALIENS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION TO PURCHASE SECURITIES. SUCH DISCUSSION DOES NOT ADDRESS ANY TAX CONSEQUENCES THAT MAY BE RELEVANT TO INVESTORS THAT ARE NOT UNITED STATES ALIENS OR ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR NON-UNITED STATES JURISDICTION. PROSPECTIVE INVESTORS SHOULD CONSULT THE APPROPRIATE PROSPECTUS SUPPLEMENT FOR THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR OFFERING OF SECURITIES. FURTHERMORE, THE DISCUSSION SET FORTH BELOW IS BASED ON THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS AS OF THE DATE HEREOF, AND SUCH AUTHORITIES MAY BE REPEALED, REVOKED OR MODIFIED SO AS TO MAKE THE FOLLOWING ANALYSIS INAPPLICABLE. IT IS RECOMMENDED THAT ALL PROSPECTIVE INVESTORS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSIDERATIONS OF THIS OFFERING.


     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:


     (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal, premium, if any, or interest (which for purposes of this discussion includes original issue discount) on a Security owned by a United States Alien (as defined below), provided that, in the case of interest (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership and (iii) in the case of a registered Security, the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and
   Section 881(c) of the Code and the regulations thereunder;


     (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a United States Alien upon the sale, exchange or retirement of a Security; and


     (c) a Security beneficially owned by an individual who at the time of death is a United States Alien will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Security would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To qualify for the exemption from withholding tax in (a)(iii) above, the beneficial owner of a registered Security, or a financial institution holding the Security on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person, citizen or resident. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address and certifies, under penalties of perjury, that he is not a United States person, citizen or resident (which certification may be made on an Internal Revenue Service Form W-8 or a successor form) or (2) a financial institution holding the Security on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     Payments to United States Aliens not meeting the  requirements of paragraph
(a) above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if the beneficial owner of the Security provides the Company with a properly executed (1) Internal Revenue Service Form 1001 (or a successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal

     Revenue Service Form 4224 (or a successor form) stating that interest paid on the Security is not subject to withholding because it is effectively connected with the owner's conduct of a trade or business in the United States.

     As used herein, "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Backup Withholding

     Under certain circumstances, the Company or its paying agent will have to report to the United States Internal Revenue Service payments of principal, interest, original issue discount, if any, and any premium. In addition, the Company or its paying agent may have to withhold 31% of such payments and deposit such amounts with the Internal Revenue Service ("backup withholding").

     Generally, no information reporting or backup withholding will be required with respect to payments by the Company or a paying agent to United States Aliens (1) if those payments are made outside of the United States on bearer Securities or (2) on registered Securities with respect to which a statement described in (a)(iii) above has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if the principal of, premium, if any, or interest on a Security is paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Security, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Security to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, premium, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations. Under proposed Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

     Principal of, premium, if any, and interest on, a Security paid to the beneficial owner of such Security by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of such Security, will be subject to both backup withholding and information reporting unless the beneficial owner provides a statement described in (a)(iii) above, and the payor does not have actual knowledge that the beneficial owner is a United States person, or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Alien's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

General

     The Company may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices or (iv) at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms of the transactions will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. Also, underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act.

     Each underwriter, dealer and agent participating in the distribution of any Securities that are issuable as bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Securities.

Delayed Delivery Arrangements

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                     EXPERTS

     The balance sheets as of December 31, 1996 and 1995 and the statements of income and reinvested earnings and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedule, all incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Mr. Morrison DeS. Webb, Vice President and General Counsel of the Company, and for the agents or underwriters, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett from time to time has acted as counsel in certain matters for NYNEX and certain of its subsidiaries, including the Company.

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     No dealer, salesperson or any other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                       ---------------------------------
                                TABLE OF CONTENTS


                              Prospectus Supplement

                                                  Page
                                                  -----
Use of Proceeds  ..............................     S-2
Description of the MOPPRS .....................     S-2
Certain United States Federal Income Tax
   Considerations   ...........................     S-7
ERISA Considerations   ........................     S-9
Underwriting  .................................    S-10

                                 Prospectus
Available Information  ........................       2
Incorporation of Documents by Reference  ......       2
The Company   .................................       3
Use of Proceeds  ..............................       3
Ratio of Earnings to Fixed Charges ............       3
Description of Securities .....................       3
Limitations on Issuance of Bearer Securities          9
United States Taxation ........................      10
Plan of Distribution   ........................      11
Experts .......................................      12
Legal Matters .................................      12




                                 $175,000,000





                            New England Telephone and
                                Telegraph Company
                       d/b/a Bell Atlantic -- New England


                               % MandatOry Par Put
                             Remarketed Securities(SM)
                                  ("MOPPRS(SM)")
                              due           , 2012




                     -------------------------------------
           P  R  O  S  P  E  C  T  U  S    S  U  P  P  L  E  M  E  N T
                     -------------------------------------

                               Merrill Lynch & Co.




                                          , 1997





                  "MandatOry Par Put Remarketed Securities(SM)"
                   and "MOPPRS(SM)" are service marks owned by
                            Merrill Lynch & Co., Inc.

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